EXHIBIT 99

FOR IMMEDIATE RELEASE	Contacts:	Patrick H. Hawkins
Chief Executive Officer
612/617-8524
Hawkins, Inc.		Patrick.Hawkins@HawkinsInc.com
3100 East Hennepin Avenue
Minneapolis, MN 55413		Kathleen P. Pepski
Chief Financial Officer
612/617-8571
Kathleen.Pepski@HawkinsInc.com

HAWKINS, INC. ANNOUNCES

APPOINTMENT OF NEW

VICE PRESIDENT—WATER TREATMENT GROUP

Minneapolis, MN, March 29, 2012 – Hawkins, Inc. (Nasdaq: HWKN) today announced the appointment of Thomas J. Keller to the position of the Company’s Vice President—Water Treatment Group effective April 2, 2012. Keenan Paulson, who served in that capacity for the previous 22 years, is retiring from that position effective April 1, 2012. The change is part of the succession planning efforts of the Company’s Board of Directors.

“With his 32 years of service, Tom is very knowledgeable about our Water Treatment Group and we are pleased to be able to promote a person with his ability to this role,” commented Chief Executive Officer Patrick H. Hawkins. “Keenan has done an excellent job growing our Water Treatment Group business over the years and, while she will be missed, we are confident that Tom will continue to move this business forward. We wish Keenan all the best and hope she is able to enjoy her time with her family and grandchildren.”

Mr. Keller has been employed by the Company since 1980 and is currently serving as General Manager—Water Treatment Group, a position he has held since June 2011. Previously Mr. Keller served as a Regional Manager of our Water Treatment Group from 2002 to 2011, Branch Manager of our Water Treatment Group from 1991 to 2002 and Water Treatment Group Route Salesman from 1980 to 1991.

Hawkins, Inc. distributes, blends and manufactures bulk and specialty chemicals for its customers in a wide variety of industries. Headquartered in Minneapolis, Minnesota, and with 25 facilities in 13 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.

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